EXHIBIT 5.1

[LETTERHEAD OF LORD, BISSELL & BROOK LLP]

                         , 2005

Board of Directors

Legacy Bancorp, Inc.

99 North Street

Pittsfield, MA 01202

Re:	The issuance of up to 11,854,890 shares of

Legacy Bancorp, Inc. Common Stock

Ladies and Gentlemen:

You have requested our opinion concerning certain matters of Delaware law in connection with the conversion of Mutual Bancorp of the Berkshires, Inc., a Massachusetts-chartered mutual holding company, from the mutual to the stock form of ownership (the “Conversion”), and the related subscription offering, direct community offering and syndicated community offering (the “Offerings”) by Legacy Bancorp, Inc., (the “Company”), a Delaware corporation and the proposed holding company for Legacy Banks (the “Bank”), of up to 9,545,000 shares of its common stock, par value $.01 per share (“Common Stock”) (10,976,750 shares if the estimated valuation range is increased by 15% to reflect changes in market and financial conditions following commencement of the Offerings) and the issuance of 763,600 shares of Common Stock to The Legacy Banks Foundation (the “Foundation”), a non-profit charitable foundation to be formed by the Company (878,140 shares if the estimated valuation range is increased by 15% to reflect changes in market and financial conditions following commencement of the Offerings) pursuant to a gift instrument.

We understand that the Company will contribute funds to a wholly-owned subsidiary of the Company (the “Subsidiary”), which Subsidiary will lend to the trust for the Bank’s Employee Stock Ownership Plan (the “ESOP”) the funds the ESOP trust will use to purchase shares of Common Stock for which the ESOP trust subscribes pursuant to the Offerings and, for purposes of rendering the opinion set forth below, we assume that: (a) the Board of Directors of the Company (the “Board”) has duly authorized the capital contribution to the Subsidiary for purposes of making a loan to the ESOP trust (the “Loan”); (b) the Board of Directors of the Subsidiary has duly authorized the Loan to the ESOP trust; (c) the ESOP serves a valid corporate purpose for the Company; (d) the Loan will be made at an interest rate and on other terms that are fair to the Subsidiary; (e) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP trust to the Subsidiary as a result of the Loan; and (f) the closing for the Loan and for the sale of Common Stock to the ESOP trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof and the contribution by the Company to the Subsidiary of the funds sufficient to make the Loan.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion. As to matters of fact, we have examined and relied upon the representations of the Company set forth in the

[LORD, BISSELL & BROOK LLP]

Board of Directors

Legacy Bancorp, Inc.

                         , 2005

Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on July 8, 2005, as amended (the “Registration Statement”) and, where appropriate, certificates and representations of the Company’s officers and public officials.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies, the correctness of all certificates, and the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinion set forth below, we do not express any opinion concerning law other than the general corporate law of the State of Delaware. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

We are of the opinion that upon the due adoption by the Board or a duly formed and authorized board committee of a resolution fixing (a) the number of shares of Common Stock to be sold in the Offerings and (b) the number of shares of Common Stock to be granted to the Foundation, both the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP trust) and the shares of Common Stock to be donated to the Foundation will be duly authorized and, when such shares are sold and paid for or, in the case of the Foundation, when such shares have been donated and the Foundation has paid their par value, in accordance with the terms set forth in the prospectus which is included in the Registration Statement and such resolution of the Board or board committee or, in the case of the Foundation, in accordance with the gift instrument, and certificates representing such shares are duly and properly issued, such shares will be validly issued, fully paid and nonassessable.

The following provisions of the certificate of incorporation of the Company may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

(a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Subsection C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company’s stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

[LORD, BISSELL & BROOK LLP]

Board of Directors

Legacy Bancorp, Inc.

                         , 2005

(b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal and Tax Matters” in the prospectus which is part of the Registration Statement as such may be amended or supplemented. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

LORD, BISSELL & BROOK LLP